CONSULTANT AGREEMENT

This Consultant Agreement (“Agreement”), dated as of September 1, 2019 (the “Effective Date”), is made by and among Clive Oosthuzien (“Executive”) and Enigma-Bulwark Risk Management, Inc. or its successor company, a Nevada corporation (the “Company”).

WHEREAS, Executive will be retained by the Company as its Chief Executive Officer; and

WHEREAS, the members of the Board of Directors of the Company and the Board of Directors of the Company’s parent corporation PearTrack Security Systems, Inc., desire to enter into a Consultant agreement with Executive for three (3) years, starting from the Effective Date of September 1, 2019 through September 1, 2022; and

WHEREAS, the the members of the Board of Directors of the Company and the Board of Directors of the Company’s parent corporation PearTrack Security Systems, Inc., desire to elect the Executive to the Company’s Parent Corporation Board of Directors; and

WHEREAS, the agreed upon terms and conditions of Executive’s continued Assignment are embodied in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

Section 1.Assignment and Duties.

On the terms and subject to the conditions set forth in this Agreement, subject to the approval and ratification of Board of Directors, such approvals to be obtained prior to the Effective Date, the Company agrees to employ Executive as its Chief Executive Officer to render such services as would be customary and to render such other services and discharge such other responsibilities as the Chief Executive Officer of the Company may, from time to time, stipulate and which shall not be inconsistent with the position listed above (“Assignment”).

Section 2.Performance.

(a)Executive accepts the Assignment as set forth in Section 1 herein and agrees to concentrate all of his/her professional time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the Chief Executive Officer of the Company may from time to time stipulate and which shall not be inconsistent with the position listed above.

(b)Without limiting the generality of the foregoing, Executive ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday. Executive further agrees that when the performance of his/her duties reasonably requires, he shall be present on the Company’s premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

Enigma-Bulwark Risk Management, Inc.Consulting Agreement

Clive OosthuizenSeptember 1, 2019

Section 3.Term/Termination.

3.1.Term. The term of Assignment under this Agreement (the “Consulting Period”) shall commence on September 1, 2019 and terminate on September 1 2022, unless earlier terminated pursuant to the termination provisions set forth herein. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Executive’s Assignment may be terminated by the Company only for Due Cause (as hereinafter defined). Not later than one hundred twenty (120) calendar days prior to the end of the Consulting Period, the continuation of Executive’s Assignment with the Company shall be discussed in good faith between the Company and Executive.  The parties shall negotiate mutually agreeableterms and conditions upon which Executive will continue Executive’s Assignment..

3.2.Termination for Due Cause. The Consulting Period may be terminated for Due Cause only for the following reasons and upon the terms and conditions set forth in this Section 3.2. The Company, by a vote of a majority of its Board of Directors (a “Termination Vote”) may terminate the Consulting Period, effective upon written notice of such termination to Executive, such notice made pursuant to Section 6 herein, in the event of (i) a material breach by Executive of his fiduciary duty or duty of loyalty to Company or of his covenants under this Agreement if such material breach is not remedied within thirty (30) calendar days following written notice by the Company; (ii) the failure of Executive to comply with any material term of this Agreement which materially adversely affects the Company; (iii) commission by Executive of theft or embezzlement of property of the Company or other acts of dishonesty of a material nature and/or commission by Executive of a crime resulting in a material injury to the businesses, properties or reputations of the Company or any of its affiliates; (iv) commission of an act by Executive in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to constitute gross, willful or wanton negligence; (v) willful refusal to perform or substantial neglect of the duties assigned to Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within thirty (30) calendar days following written notice by the Company; or (vi) any significant violation of any statutory or common law duty of loyalty to the Company or its affiliates. All compensation paid to Executive shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and all unvested Stock Options shall immediately expire.

3.3.Termination Due to Death. The Consulting Period shall be terminated upon the death of Executive. All compensation paid to Executive shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 4.1 herein and earned but unpaid bonus payments pursuant to Section 4.2 herein. All unvested Stock Options shall immediately become vested.

3.4.Termination Due to Permanent Total Disability. The Consulting Period shall be terminated upon the Permanent Total Disability (as defined in this Section 3.4) of Executive following written notice from the Company. Permanent Total Disability is defined as an inability by Executive to perform substantially all of the services required pursuant to this Agreement for a continuous period of ninety (90) days or for a period aggregating at ninety (90) days in any consecutive twelve (12) month period when such inability is caused by illness or a physical or mental disability. Such Permanent Total Disability shall be determined by a physician selected jointly by the parties hereto.

3.5.Termination Without Cause.  Company may terminate Executive’s Assignment under this Agreement without cause and without advance notice; provided, however, that Company will pay, including health benefits, as severance pay, Executives’ Base Salary at the rate in effect on the termination

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Clive OosthuizenSeptember 1, 2019

date for a period of twelve (12) months.  Executive shall receive the aforementioned severance payment as a lump sum within thirty (30) days from the effective date of the termination.  Any bonus compensation earned as of the termination date shall be paid to Executive pursuant to the bonus payment schedule set forth in Section 4.2 herein.

(a)Options Vesting Acceleration.    If the Executive is terminated without cause, his outstanding stock options, that vest quarterly, will vest in full, upon notice of termination without cause.

(b)Termination Other Than Due Cause, Death, Disability or Resignation.  In the event that Executive’s Assignment is terminated for reasons other than Due Cause, death, Permanent Total Disability or resignation, then all Stock Options scheduled to vest within one year of the date of such termination shall vest immediately and the Company shall pay as severance compensation to Executive six (6) months salary compensation at his then annual salary compensation rate, including bonus earned as of the termination date. Any severance compensation paid to Executive shall be paid ratably over the remaining payment period following termination. Any bonus compensation earned as of the termination date shall be paid to Executive pursuant to the bonus payment schedule set forth in Section 4.2 herein.

3.6.Termination by Executive. Executive may terminate the Consulting Period (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within thirty (30) days following written notice by Executive to Board of Directors of Company of such breach or (ii) at Executive’s convenience. In the event that Executive’s resignation is due to an uncured breach by the Company, such resignation shall be deemed a termination by the Company as without Due Cause for purposes of vesting of Stock Options pursuant to Section 5.1 herein and for payments of salary and bonus compensation as set forth in Sections 4.1, 4.1.1 and 4.1.2, respectively, herein. In the event that the Consulting Period is terminated by Executive at his convenience, then Executive will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1., 4.1.1,  and 4.1.2, respectively, herein. All vested stock options not exercised by Executive within ninety (90) days following the termination date shall be cancelled.  Any unvested Stock Options shall be cancelled as of this termination date.

3.7.Surrender of Position and Properties.  Upon termination of Executive’s Assignment with the Company, regardless of the cause therefore, Executive shall promptly be deemed to have resigned from the Company’s Board of Directors and as an officer and director of any of the Company’s affiliates, if serving as such at that time, and shall surrender to the Company or its affiliates all property provided to him by the Company or its affiliates, as applicable, for use in relation to his Assignment and further, Executive shall surrender to the Company or its affiliates, as applicable, any and all sales materials, lists of customers and prospective customers, investment performance reports, files, patent applications, records, models or other materials and information of or pertaining to the Company or its affiliates or their customers or prospective customers or the products, businesses and operations of the Company or its affiliates.

3.8.Survival of Covenants. The covenants of Executive set forth in Section 5 herein shall survive the termination of the Consulting Period or any termination of this Agreement.

Section 4.Compensation.

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Clive OosthuizenSeptember 1, 2019

4.1.Cash. In exchange for the services to be rendered by Executive hereunder, the Company agrees to pay, during the Consulting Period, a Base Fee at a monthly amount of:

(a)Fifteen thousand ($15,000) dollars per month in year one; and

(b)Seventeen thousand five hundred ($17,500) per month in year two; and

(c)Twenty thousand ($20,000) per month in year three.

4.1.1.Base Fee. Until such time as the Company completes a capitalization of three million ($1,000,000) dollars, the Executive shall derive his Base Fee from revenue generated from his Current Clients.  Executives Current Clients are defined in a form attached as Exhibit “A” to the Consulting Agreement. Executive will continue to receive his Base Fee until such time as one of the following has occurred:

(a)Company has recived one million ($1,000,000) dollars in investment capital; or

(b)Company has generated revenue from its operations that cover the operations G&A expenses, and has a gross margin of thirty-five ($35,000) per month; or

(c)Company has entered into a joint venture whereby the Company recieves amount of capital in excess of thirty (30%) percent above the joint ventures deliniated use of funds requirement.

4.1.2.The Base Fee shall be paid by Company to Executive on or before the first (1st) day of each month during the Consulting Period by electronic transfer into an account designated by Executive.

4.1.3.Accrued Fee.  The Company and Executive Agrees that any deferal or unpaid salary shall accrue monthly and be memorialized in the form of an interest bearing corporate promissory note.

(a)The Executive and the Company agree that until such time as the Executive is paid his Base Fee, the Executive will accrue his Base Fee amount plus interest, and the accued Base Fee will be transferred, on a quarterly basis, to an five (5%) interest bearing corporate Prommisory Note, and on each quarter the Company and the Executive will sign an ammendment to the Corporate Promissoryt Note, reflecting the additional acrued amount; and

(b)Any revenue received by the Executive, generated by the Executives Current Clients, shall be deemed to be part of the Executives right, under the Revenue Share Agreement, to receive one hundred (100%) percent of Adjusted Gross Revenue derived from the Executives Current Clients further deliniated the Executive’s Revenue Share Agreement in a form attached as Exhibit “B”.; and

a.For purposes of clarification, the Base Fee amount, payable to the Executive, will not be included in the Adjusted Gross Revenue calculation on revenue generated by the Executives Current Clients.  This means that any income derived from the adjusted gross revenue, generated from the Executives current clients will be deducted from the two million

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Clive OosthuizenSeptember 1, 2019

($2,000,000) dollars defined in the Executives Revenue Share Agreement in a form attached as Exhibit “B”; and

(c)The Base Fee received by the Executive, from revenue generated by the Executives Prospective Clients, the payments shall be deemed to be part of the Calculation of the Adjusted Gross Revenue, as it pertains Executives right to receive twenty-five (25%) percent of Adjusted Gross Revenue derived from the  Prospective Clients defined in the Executives Revenue Share Agreement in a form attached as Exhibit “B”; and

(d)The Base Fee received by the Executive, from revenue generated by the Executives Prospective Clients, the payments shall be deemed to be part of the Calculation of the Adjusted Gross Revenue, as it pertains Executives right to receive twenty-five (25%) percent of Adjusted Gross Revenue derived from the  Company’s products and services defined in the Executives Revenue Share Agreement in a form attached as Exhibit “B”; and

4.1.4.Annual Bonus. In addition to the Base Fee, Executive will be eligible for an annual performance bonus, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by the Executive and the Company’s Board of Directors in advance of the relevant performance period.

4.1.5.Signing Bonus. In addition to the Base Fee, Executive will be eligible for a signing bonus of twenty-five thousand ($25,000) dollars, to be payable upon signing his Consulting Agreement, and it is mutually agreed upon by the Executive and the Company’s Board of Directors that the Executive will accept a corporate promissory note in a form attached as Exhibit “C”. .

4.1.6.Other Meritorious Adjustments. Directors may, in their sole discretion, consider other meritorious adjustments in compensation, or a bonus, under appropriate circumstances, including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

4.1.7.Participation Bonus. The Company shall compensate Executive in the event of a Transaction that involves the sale or merger of the Company, that closes while you are an Excutive or during the twelve-month period following termination as an Executive:

(a)The Company shall establish an annual bonus plan of which certain management of the Company shall be eligible to participate, which annual bonus plan shall comprise a calendar year (the “Plan Year”). Executive will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Board of Directors. Pursuant to this annual bonus plan, Executive shall be eligible for discretionary performance and incentive bonuses if and as may be determined in the sole discretion of the Board of Directors of the Company.  The goals that shall be tied to the Company’s Long Term Financial Pro orma (as adopted by the Company upon execution of this Agreement) and shall serve as the basis of evaluation for any payments awarded pursuant to the Company’s annual bonus plan shall be

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Clive OosthuizenSeptember 1, 2019

established and approved by the Board of Directors. At the conclusion of the Plan Year, the Board of Directors shall determine the level of success achieved by the Executive against the Annual Goals and recommend the amount of the annual bonus plan payment.  If Executive’s Assignment is terminated for reasons other than Due Cause, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Board of Directors.  All payments related to the annual bonus plan are subject to the prior approval by the Board of Directors and the Company’s ability to make such payments when considering the cash position of the Company.

Section 5.Equity.

5.1.Incentive Stock Options. Executive shall receive options during the Term of this Agreement as determined by the Company’s Board of Directors from time to time.

5.1.1.Initial Stock Option Grant.  Upon execution of this Agreement, Executive shall be granted an aggregate of two million five hundred thousand  (2,500,000) stock options at an exercise price of five cents ($.05) per share (which exercise price is not less than the closing price on the date of Board approval) for a five-year period pursuant to the Company’s standard Stock Option Agreement attached as Exhibit “A” to this Agreement, and further provided that:

(a)One million two hundred and fifty thousand (1,250,000) of these stock options shall be included as part of an incentive compensation plan to be negotiated in good faith between the Company and the Executive.

(b)One million two hundred and fifty thousand (1,250,000) of these stock options, of which:

i.One hundred and four thousand one hundred and sixty-six (104,166) options shall vest immediately; and

ii.One million one hundred and forty-five thousand eight hundred and thirty four (1,145,834) options shall vest over two years and nine months at a rate of one hundred and four thousand one hundred and sixty-six (104,166) options shall vest every ninety-day period commencing at the date of signing of the Executive’s Consultant Agreement.

(c)Change of Control.  In the event of a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock options or similar securities held beneficially by the Executive shall automatically become fully vested.  For purposes of this Section 6, Control Change shall mean the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company shall have been acquired or beneficially owned by any person (other than the Company or a subsidiary of Company) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into

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Clive OosthuizenSeptember 1, 2019

another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company’s stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold.

(d)10b5-1 Trading plans Trading plans are expected to be in place with vested shares if five (5) day average shares traded are greater than 100,000 shares/day.  Executive may not trade more than 10,000 shares/day and may not sell more than $100,000 in any given month, without approval of the Company’s Board.

5.2.Insurance. Executive if he so elects and if permissible by the Company plans, will be entitled to participate in fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for executives of Company.  Participation will be in accordance with any plans and any applicable policies adopted by Company.

5.3.Expenses. Executive shall be reimbursed for business-related expenses that he incurs pursuant to his Assignment with the Company, such expenses to be timely submitted and reasonable, and subject to the Company’s then standing Expense Reimbursement Policy and the review and approval of the Board of Directors or its authorized designate. Executive shall provide the Company with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service.  Executive is located in the state of Florida. Executive shall be reimbursed any relocation expenses incurred in connection with the performance of the Assignment up to twenty-five thousand ($25,000) dollars. .

5.4.Vacation.  Executive shall be entitled to vacations in accordance with Company policy in effect from time to time. , Executive will accrue three (3) weeks vacation during the Initial Term and four (4) weeks vacation during each Additional Term.

Section 6.Covenants of Executive.

6.1.Confidentiality. During the Consulting Period and following the termination thereof for any reason, Executive shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its affiliates, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to the Company or its

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Clive OosthuizenSeptember 1, 2019

affiliates that is not generally known within the trade of the Company or its affiliates or which is not publicly available.

6.2.Inventions and Secrecy. Except as otherwise provided in this Section 5.2, Executive (i) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret and confidential information, knowledge, or data of the Company and its affiliates obtained by Executive during his Assignment by the Company, which is not generally know to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his Assignment by the Company and following the termination of such Assignment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than the Company or its affiliates or persons or entities designated by the Company; (ii) shall promptly disclose to the Company all inventions, ideas, devices and processes made or conceived by him along or jointly with others, from the time of entering the Company’s employ and until such Assignment is terminated and for a one (1) year period following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company or its affiliates or resulting from or suggested by any work which he may have done for or at the request of the Company or its affiliates; (iii) shall at all times during his Assignment with the Company, assist the Company and its affiliates in every proper way (at the expense of the Company) to obtain and develop for the benefit of the Company inventions, ideas, devices and processes, whether or not patented; and (iv) shall perform all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices and processes referred to in this Section 5.2.  Executive and Company each agree that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Executive or come into his or its possession by reason of and during the term of Executive’s engagement with Company are the property of Company and will not be used by his in any way adverse to Company’s interests.  Executive also agrees not to allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company.  Executive agrees to deliver to the Company, upon demand, and in any event upon the termination of Executive’s engagement, all of such documents and things which are in Executive’s possession or under his or its control.  Executive expressly agrees that all of his work product shall be and remain the sole and exclusive property of the Company.  Accordingly, all work products eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company.

6.3.Competition Following Termination. For a one (1) year period following termination, for any reason, of Executive’s Assignment with the Company, Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 10% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise with the operation, management or conduct of any business that competes with the businesses of the Company in the United States of America or its affiliates being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by the Company or its affiliates, or any prospective customer identified by or on behalf of the Company or its affiliates (such customers and prospective customers existing or identified by the Company as of the date of Executive’s termination) if such intention is to divert business from or compete with the Company; or (iii) solicit any person then or previously employed by the Company or its affiliates to join Executive, whether as a partner, agent, employee or otherwise, in

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Clive OosthuizenSeptember 1, 2019

any enterprise engaged in a business similar to the businesses of the Company or its affiliates being conducted at the time of such termination.

6.4.Acknowledgement.  Executive acknowledges that the restrictions set forth in this Section 6 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its affiliates and that the enforcement thereof will not in any manner preclude Executive, in the event of his termination of Assignment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a reasonable standard of living for himself, the members of his family and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

6.5.Severability - Covenants. The covenants of Executive contained in this Section 6 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

Section 7.Indemnification.

In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's Assignment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails

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Clive OosthuizenSeptember 1, 2019

only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Section 8.Notice.

Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein and (iii) via facsimile to the fax number provided by the Parties below with a confirmation receipt.  Notice will hereby be deemed to be satisfied via the delivery of any of the methods listed above.

If to the Company:

Attn: Kyle W. Withrow

Address: 1327 Ocean Avenue, Suite B

Santa Monica, CA  90401

Emailkylew@peartracksecuritysystems.com

Telephone:310.899.3900

Facsimile:310.899.1443

With copy to:

Attn:Calli R. Bucci

Address:1327 Ocean Avenue, Suite B

Santa Monica, CA 90401

Email:callib@peartracksecuritysystems.com

Telephone:310.899.3900

Facsimile:310.899.1443

If to Executive:

Attn:Clive Oosthuizen

Address:5 Omnia Avenue

Bellville, Cape Town

South Africa 7530

Email: clive.oosthuizen@gmail.com

Tel:(27) 83.230.8569

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Clive OosthuizenSeptember 1, 2019

With copy to:

Att:

Address:

Email:

Telephone:

Facsimile:

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.

Section 9.Amendment and Waiver.

No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or; (ii) Executive unless made in writing and signed by him. The waiver by the Company or Executive of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

Section 10.Governing Law/Waiver of Claims/Arbitration.

(a)The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

(b)Each Party to this Agreement hereby waives any claim it may have on such other Party due to any past business dealings between the Parties prior to the Effective Date of this Agreement.  Additionally, the parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Executive the breach, termination or validity thereof or the  present and future dealings between the parties, such disagreements and controversies shall be subject to a two step mediation and binding arbitration process.  The first step will first to a one time mediations session to be held in accordance with the California Bar Associations Mediation guidelines and to  be heard in front of a Mediation expert that has been practicing for a period of at least 5 years.  If the Parties fail to resolve their dispute via Mediation, the Parties agree to a second step of binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to be held in the city of Santa Monica, California, in Los Angeles County, California before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of a continuing dispute following mediation of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation

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Clive OosthuizenSeptember 1, 2019

not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.

Section 11.Entire Agreement.

This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Consulting Period.

Section 12.Reservation of Right.

Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of this Agreement without advance notice to or recourse by Executive.

Section 13.Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.

Section 14.Remedies for Breach.

Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Agreement to be performed by him, the Company may, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity in violation of any of the terms of this Agreement, and possibly obtain damages for any breach of this Agreement. In the event of a material breach by the Company of any of the terms and conditions of this Agreement to be performed by it, Executive shall have all remedies, legal or equitable, available to him under the laws of the State of California. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

Section 15.Costs of Enforcement.

In the event of any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available pursuant to this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by an arbitrator or court, as the case may be.

Section 16.Headings.

Enigma-Bulwark Risk Management, Inc.Consulting Agreement

Clive OosthuizenSeptember 1, 2019

Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 17.Severability – General.

If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

Section 18.Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

COMPANY:

ENIGMA-BULWARK RISK MANAGEMENT, INC.

By:          /s/ Kyle W. Withrow

Printed:Kyle W. Withrow

Title:Chief Executive Officer, Director

Date:September 1, 2019

EXECUTIVE:

CLIVE OOSTHUIZEN

By:           /s/ Clive Oosthuzien

Printed:Clive Oosthuzien

Date:September 1, 2019

Enigma-Bulwark Risk Management, Inc.Consulting Agreement

Clive OosthuizenSeptember 1, 2019

EXHIBIT “A”

COMMON STOCK OPTION AGREEMENT

PEARTRACK SECURITY SYSTEMS, INC.

STOCK OPTION AGREEMENT

FOR

CLIVE OOSTHUZIEN

1.Grant of Option.  PearTrack Security Systems, Inc., a Nevada corporation (the “Company”), hereby grants, as of the effective date of this Agreement specified on Schedule I hereof beside the caption “Date of Grant” (“Date of Grant”), to Clive Oosthuzien (the “Optionee”) an option (the “Option”) to purchase an aggregate number of shares set forth on Schedule I hereof beside the caption “Number of Optioned Shares” (such number being subject to adjustment as provided in Section 10(c) of the Plan) of the Company’s common stock, $.05 par value per share (the “Shares”), at an exercise price per share set forth on Schedule I hereof beside the caption “Exercise Price” (such exercise price being subject to adjustment as provided in Section 10(c) of the Plan) (the “Exercise Price”).  The Option shall be subject to the terms and conditions set forth herein.  The Option is being issued pursuant to the PearTrack Security Systems, Inc. 2018 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. This Option is designated on Schedule I as either an Incentive Stock Option or a Non-Qualified Stock Option. If designated on Schedule I hereof as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, and this Agreement shall be interpreted accordingly.

2.Definitions.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.Exercise Schedule. Except as otherwise provided in Sections 6 or 10 of this Agreement, or in the Plan, the Option is exercisable in installments as specified on Schedule I hereof beside the caption “Vesting”, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided on Schedule I hereof beside the caption “Vesting” on each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated for each Vesting Date (provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date), the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.

4.Method of Exercise.  The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of

Exhibit “A”  Common Stock Option Agreement

the Company.  The written notice shall be accompanied by payment of the Exercise Price.  This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements.  No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:  (a) cash; (b) check; (c) to the extent permitted by the Committee or as provided on Schedule I hereof beside the caption “Permission to Pay with Shares”, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option, or pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or Assignment taxes, or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

6.Termination of Option

(a)General.  Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)unless the Committee otherwise determines in writing in its sole discretion, three months after the date on which the Optionee’s Continuous Service is terminated other than by reason of (A) by the Company or a Related Entity for Cause, (B) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) the death of the Optionee;

(ii)immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;

(iii)twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee;

(iv)twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee; or

(v)the tenth anniversary of the date as of which the Option is granted (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date).

(b)Cancellation.  To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or (B) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 10(c) of the Plan, and (ii) the

Exhibit “A”  Common Stock Option Agreement

Committee in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date.  The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction).  The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7.Transferability. Unless (i) transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof or (ii) otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.No Rights of Stockholders.  Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9.Acceleration of Exercisability of Option.

(a)Acceleration Upon Certain Terminations or Cancellations of Option.  This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.

(b)Acceleration Upon Change in Control.  This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's Continuous Service, there is a “Change in Control”, as defined in Section 9(b) of the Plan.

10.No Right to Continuous Service.  Neither the Option nor this Agreement shall confer upon the Optionee any right to Continuous Service with the Company or any Related Entity.

11.Information Confidential.  As partial consideration for the granting of the Option, the Optionee agrees with the Company to keep confidential all information and knowledge that the Optionee has relating to the manner and amount of the Optionee’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Optionee’s

Exhibit “A”  Common Stock Option Agreement

spouse, the Optionee’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

12.Interpretation. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement.  The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same. Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received. Each such notice, request, demand, or other communication hereunder shall be addressed, in the case of the Company, to the Company’s Secretary at PearTrack Security Systems, Inc at 1327 Ocean Avenue Suite B Santa Monica, CA 90401, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.  Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.  Section 409A.

(a)It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Date of Grant and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.  In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including

Exhibit “A”  Common Stock Option Agreement

without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

15.Incentive Stock Option Treatment.  If designated on Schedule I hereof as an Incentive Stock Option: (a) the terms of this Option shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Option qualify as an Incentive Stock Option under Section 422 of the Code; (b) if any provision of the Plan or this Agreement shall be impermissible in order for the Option to qualify as an Incentive Stock Option, then the Option shall be construed and enforced as if such provision had never been included in the Plan or the Option; and (c) if and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which this Option may qualify as an Incentive Stock Option, this Option shall be a Non-Qualified Stock Option.Section Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.Governing Law and Venue.  THIS AGREEMENT SHALL AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS LOCATED IN THE STATE OF CALIFORNIA AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES WILL BE FILED IN COURTS LOCATED IN LOS ANGELES, CALIFORNIA.

18.Arbitration.  By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Los Angeles, California.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitrator shall resolve all disputes in accordance with the applicable substantive law.  A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law.  In all arbitration proceedings in which the amount of any award exceeds $100,000,

Exhibit “A”  Common Stock Option Agreement

in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered.  The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.  No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration.  The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

16.Attorney’s Fees.  If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.Counterparts.  This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document.  All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above.  In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

21.Execution by Facsimile.  The manual signature of any party hereto that is transmitted to any other party by facsimile or in portable document format (PDF) shall be deemed for all purposes to be an original signature.

This page intentionally left blank; signature page follows.

Exhibit “A”  Common Stock Option Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of September 2019.

COMPANY:

PearTrack Security Systems, Inc.

By:  /s/ Kyle W. Withrow

Name: Kyle W. Withrow

Title: CEO

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Agreement.  The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated: September 1, 2019

OPTIONEE:

By:  /s/ Clive Oosthuzien

Name:Clive Oosthuzien

Address: 5 Omnia Avenue

Bellville, Cape Town

South Africa 7530

Exhibit “A”  Common Stock Option Agreement

SCHEDULE I

NAME OF OPTIONEE:	Clive Oosthuzien
DATE OF GRANT:	September 1, 2019
TYPE OF OPTION:	Incentive Stock Option No
Non-Qualified Stock Option Yes
NUMBER OF OPTIONED SHARES:	1,250,000
EXERCISE PRICE:	$0.05 per Share
TERMINATION DATE:	5th year anniversary of Date of Grant
VESTING:	•104,166 Optioned Shares on Date of Grant; •1,145,834 Optioned Shares vests every 90 days after the Date of Grant, for a total of 11 vested grants of 104,166 Options.
PERMISSION TO PAY WITH SHARES:	X Granted Denied
EXPANDED RIGHTS TO TRANSFER OPTION:	None

Exhibit “A”  Common Stock Option Agreement

EXHIBIT “B”

REVENUE SHARING AGREEMENT

REVENUE SHARING AGREEMENT

THIS REVENUE SHARING AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2019 by and between Enigma-Bulwark Security, Inc., a Nevada corporation at 1327 Ocean Avenue Suite B Santa Monica, CA 90401 (the “Company”), PearTrack Security Systems, Inc. a Nevada corporation at 1327 Ocean Avenue Suite B, Santa Monica, CA 90401 (“Parent Corporation”), Triskelion Risk Solution, Inc. a South Africa corporation with its principal address at 5 Omnia Ave. Bellville Cape Town, South Africa 7530, (“TRISKELION” or “Revenue Share Recipient”), and Clive Oosthuizen, an individual at 5 Omnia Ave. Bellville Cape Town, South Africa 7530, (“Oosthuizen”), individually a “Party” and collectively they are “Parties” to this Agreement.

WHEREAS, the Company has entered that certain Consulting Agreement and Non-Compete, Non Dilution Revenue Share and Registration Agreement (the “Non Compete Agreement”), with Oosthuizen, the President of Triskelion, for the exclusive engagement of his services; and

WHEREAS, as part of the Non Compete Agreement’s consideration, the Company agreed to enter a Revenue Sharing Agreement (“Revenue Agreement”) with TRISKELION, whereby the Company will pay TRISKELION revenue proceeds from the Adjusted Gross Revenue generated by the Defined Revenue Sources, through the terms and conditions more particularly set forth herein; and

WHEREAS, its sole shareholder, and its Board of Directors have authorized the Company, to enter a Revenue Sharing Agreement with TRISKELION on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and to consummate the terms of the Non Compete Agreement, which the Parties hereby acknowledge this Agreement to be an integral part thereof, it is hereby agreed as follows:

1.Definitions.

1.1.In this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise:

1.1.1.“Agreement” means this Agreement, and all the exhibits, Schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement.

Exhibit “B”  Revenue Sharing Agreement

1.1.2.“Adjusted Gross Revenue” means for this Agreement all revenue accounted to the Company from the Defined Revenue Sources, as defined in Section 1.1.6 below, less Cost of Goods Sold, as defined herein in Section 1.1.5.

1.1.3.“Adjusted Gross Revenue Sharing Percentage” shall mean an amount equal to:

1.1.3.1.One Hundred Percent (100%) of the Adjusted Gross Revenue of the Current Clients of Oosthuizen, up to two million ($2,000,000) dollars, in a form attached as Exhibit A.

1.1.3.2.Twenty-Five Percent (25%) of the adjusted gross revenue on all new business, generated from new customers, in Defined Territories, up to five hundred thousand ($500,000) dollars, in in a form attached as Exhibit “B”.

1.1.3.3.Twenty-five (25%) of the adjusted gross revenue on all new revenue sources, generated from historical or new customers, in the Defined Territories, through the sale or lease of Defined Products up to five hundred thousand ($500,000). The Defined Products, Technology and Services, are hereinafter referred to collectively as the “Defined Products”.

1.1.4.“Business Day” shall mean a day other than a day, which is a Saturday, Sunday, or Public or bank holiday in Los Angeles, California.

1.1.5.“Cost of Goods Sold” (COGS) is defined herein as the direct costs attributable to the production of the goods sold by each Defined Revenue Source. This amount includes the cost of the materials used in creating the good and excludes direct labor costs used to produce the good. In addition, COGS will include the direct costs associated with commission from sales representatives, sales agents and sales partnerships, if applicable.  The COGS shall include cash compensation due and payable to Oosthuizen under his Executive Consulting Agreement with the Company.

1.1.6.“Defined Revenue Sources” is defined herein as revenue generated from the historical customers of Triskelion, identified prospective customers in the defined territory, and from all revenue generated from the sale or lease of Defined Products, in a form attached as Exhibit “A” of this agreement.

1.1.7.“Defined Territories” is defined herein as the territories that represent the countries in a form attached as Exhibit “B” of Triskelion.

1.1.8.“Defined Products” is defined herein as the Products, Technology and Services owned by PearTrack Security Systems, Inc. in a form attached as Exhibit “C” of this Agreement.

1.1.9.“Executive Consulting Agreement” is defined herein as the Consulting Agreement between Oosthuizen and Company, in a form attached as Exhibit “D”.

1.1.10.“Non Compete, Non-Dilution and Registration Rights Agreement” in a form attached as Exhibit “E”.

Exhibit “B”  Revenue Sharing Agreement

1.1.11.“Triskelion Customer Agreements Templates” in a form attached as Exhibit “F”.

1.1.12.“Triskelion Intellectual Property” is defined as an Intellectual Property License Agreement in a form attached as Exhibit “G”.

2.Revenue Sharing.  During the Term of this Agreement and in consideration for Oosthuizen entering into the Non-Compete Agreement, and the transferring of the Triskelion Customer Agreements to Company, the Triskelion Intellectual Property, the Company shall pay to TRISKELION, the Adjusted Gross Revenue Sharing Percentage, in cash or by wire transfer as directed by TRISKELION, calculated based on the Adjusted Gross Revenue accounted by the Company and its subsidiaries during each calendar quarter (January through March being the First Quarter, April through June being the Second Quarter, July through September being the Third Quarter and October through December being the Fourth Quarter) commencing with the end of the first calendar quarter after the date of this Agreement.  All payments of the Adjusted Gross Revenue Sharing Percentage shall be paid within thirty (30) days of the last day of the calendar quarter during which revenues are accounted, time being of the essence of this provision.  At the time of payment, the Company shall also deliver TRISKELION an accurate and complete written statement setting forth the Company’s calculations of the Adjusted Gross Revenue Sharing Percentage, including the basis of the gross revenues from the Defined Revenue Sources, the Cost of Goods Sold and the Adjusted Gross Revenues during the quarter, certified as to accuracy by an appropriate representative of the Company.

3.Term.  This Agreement shall continue to be in force until the earliest to occur of (i) the date on which TRISKELION has received aggregate payments of the Adjusted Gross Revenue Sharing Percentage, from the Defined Revenue Sources, in an amount totaling Two Million Dollars ($2,000,000), or (ii) the date on which TRISKELION receives payment resulting from a sale as provided in Section 4 below, or (iii) the date on which the Parties, by mutual written consent, agree to terminate this Agreement.

4.Payment on Sale of Purchased Assets.  In the event the Company (or any affiliate or subsidiary of the Company) sells or otherwise transfers (i) any of the TRISKELION Customer Agreements or (ii) all or substantially all of its operating assets to a third party for valuable consideration and the aggregate payments of the Adjusted Gross Revenue Sharing Percentage paid by Company to TRISKELION at the time of such sale or transfer total less than Two Million Dollars ($2,000,000) in the aggregate, then the Company agrees pay TRISKELION the difference between the total, aggregate amount of all Adjusted Gross Revenue Sharing Percentage payments made by the Company  at such time and Two Million Dollars ($2,000,000).  Such amount due under this Section 4 shall be payable by the Company to TRISKELION in cash or wired funds (as directed by TRISKELION) within thirty (30) days of the last day of the calendar quarter during which the sale or transfer occurs, time being of the essence of this provision.

5.Waiver.  The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.Notices.  All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if

Exhibit “B”  Revenue Sharing Agreement

mailed, to the addresses of the Company and TRISKELION contained in the records of the Company at the time of such notice.

To PearTrack Security Systems, Inc.:

In care of:Kyle W. Withrow

Title:President & CEO

Address:1327 Ocean Avenue, Suite B

Santa Monica, CA 90401

Tel:(310) 899-4442

Fax:(888) 899-3402

Email:kylew@peartracksecuritysystems.com

To Triskelion, Inc.:

In care of:Clive Oosthuizen

Title:President

Address:5 Omnia Avenue, Bellville

Cape Town, South Africa 7530

Tel:(27) 83.230.8569

Fax:

Email:clive.oosthuizen@gmail.com

7.Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

8.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of Nevada, excluding those laws that direct the application of the laws of another jurisdiction.

8.1.Arbitration. In the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Santa Monica, in the County of Los Angeles, CA, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

8.2.Costs and Expense.The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  Except as otherwise provided by statute, Revenue Share Recipient and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.  Revenue Share Recipient and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

9.Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and

Exhibit “B”  Revenue Sharing Agreement

the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

10.Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.  In the event the parties engage in litigation relating to or arising out of this Agreement or the performance thereof, the parties agree that the Court shall be asked to determine which party is the prevailing party to the proceeding or proceedings, and the non-prevailing party or parties shall, jointly and severally, be liable to the prevailing party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing party to the proceeding in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS, WHEREOF, the parties hereto have executed this Revenue Sharing Agreement as of the date set forth in the preamble hereto.

PEARTRACK SECURITY SYSTEMS, INC.

By:/s/ Kyle W. Withrow

Printed:Kyle W. Withrow

Title:Chief Executive Officer, Director

Date:September 1, 2019

TRISKELION SECURITY SOLUTIONS, INC.

By:/s/ Clive Oosthuzien

Printed:Clive Oosthuzien

Date:September 1, 2019

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT TABLE OF CONTENTS

Exhibit “A”Current Clients of Triskelion and/or Clive Oosthuizen

Exhibit “B”Defined Territories

Exhibit “C”Defined Products

Exhibit “D”Executive Consulting Agreements

Exhibit “E”Non-Compete, Non-Dilution & Registration Rights Agreements

Exhibit “F”Triskelion Customer Agreements

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “A”

CURRENT CLIENTS OF TRISKELION

1.Janusian Risk Management, Liberia

2.Siemens PLC, Nigeria

3.Putu Iron Ore Mining, Liberia

4.Sierra Rutile Ltd, Sierra Leone

5.Vodacom, South Africa

6.Gemrocks Mining, Liberia

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “B”

DEFINED TERRITORIES

1.IPAS Nigeria (Woman’s Health NGO)

2.Newmont Mining (Physical Security at mining site)

3.Mozayix International (Washington based Risk Management company. Possibility of joint venture for Africa projects)

4.DAI (International Development Company) We can partner with this company for Risk Management at multiple locations across Africa and Internationally.

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “C”

DEFINED PRODUCTS

PearLoxx Patented Container Locking System

•When transporting goods, for instance, on cargo ships, trains and trucks, containers are used to a great extent. Such containers are easy to handle in loading and unloading due to standardized sizes and a robust construction. This design of containers, which are often referred to as ISO containers, allows the transported goods to be well protected in transport and also during loading and unloading. These containers are usually equipped with two doors on one of the short sides, there are mechanisms for keeping the doors in a closed position. Among prior art there are a number of different kind of fixed mounted equipment for locking of the doors, however this equipment may extend out of the exterior measure of the container, causing space-consuming problems. Further this kind of fixed locking equipment demands time consuming modifications to the container for mounting of the lock equipment at the doors and/or container.

•There are problems with containers when persons are trying to illegally reach the content of the container, at a storage site or during transport. Particularly leasing containers, which are usually not equipped with locking device for the door.

•It is desirable with fast and efficient locking and unlocking of containers, it is also desirable to minimize the risk for unwanted opening of the container.

The PearLoxx System

•PearLoxx locking systems integrate elements from a patented container lock, with a physical container locking system with proprietary electronic control and deadlock system, and the PearTrack tracking and communication system.

•Additionally, our Codeloxx system provides an electronically remotely operated security lock for shipping containers that signals operation and location updates via the PearTrack system.

Principle generic features of the PearLoxx System include:

•Electronically operated secure locking system using patented mechanical design.

•Tamper and drill resistant design

•Local 5-digit code emergency access, and emergency power options.

•GPS global tracking with GSM 2G/3G communication using PearTrack tracking unit.

•Automatic notification of lock operation and unlocking / locking events.

•Local user one-touch re-locking

•C. 90 day rechargeable or up to 10 year primary battery versions based

Exhibit “B”  Revenue Sharing Agreement

US Patent for PearLoxx

CodeloxxRemote management tool

•The PearLoxx lock assembly (“CodeLoxx”) is operated by a microcontroller based lock control circuit;

• This electronic circuit is able to accept either remote open commands via the PearTrack system or a 5 digit local code, which is input via a single button and LED combination;

• The deadlock bolt is operated using a motor driven gear/rack, and once the deadbolt is retracted a user can manually operate the lock.

• Lock open status is signaled via the PearTrack tracking unit, and re-locking is automatically inhibited while the lock bolt is open to prevent jamming.

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “D”

EXECUTIVE CONSULTING AGREEMENT

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “E”

NON-COMPETE, NON-DILUTION, &

REGISTRATION RIGHTS AGREEMENT

Exhibit “B”  Revenue Sharing Agreement

EXHIBIT “F”

TRISKELION CUSTOMER AGREEMENT

TEMPLATE AGREEMENTS

Exhibit “B”  Revenue Sharing Agreement